Exhibit 99.1
March 11, 2020

UNITED NATURAL FOODS, INC. REPORTS SECOND QUARTER FISCAL 2020 RESULTS

Providence, Rhode Island- March 11, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the second quarter of fiscal 2020 (13 weeks) ended February 1, 2020.

Second Quarter Fiscal 2020 Highlights

•	Net Sales of $6.14 billion compared to $6.15 billion in last year’s fiscal second quarter

•	Total outstanding net debt reduced by $149 million compared to the first quarter of fiscal 2020

•	Gross margin rate increased compared to last year’s fiscal second quarter

•	Second quarter GAAP and adjusted results include charges of $0.44 per diluted share associated with three customer bankruptcies

•	Update to fiscal 2020 guidance

“UNFI continues to evolve as the industry leader providing retailers with today’s most sought-after products,” said Steven L. Spinner, Chairman and Chief Executive Officer. “Despite considerable industry headwinds, I’m encouraged by our underlying performance and the momentum that is building within our business. Prior to charges associated with the three customer bankruptcies that impacted the quarter, we grew Adjusted EBITDA by low double digits, and we remain optimistic as we move into the second half of our fiscal year and confident in UNFI’s long-term growth prospects.”

	13-Week Period Ended
($ in millions, except per share data)	February 1, 2020	January 26, 2019	% Change
Net Sales	$6,138	$6,149	(0.2)%
Supermarkets channel(1)	$3,879	$3,928	(1.2)%
Supernatural channel	$1,210	$1,100	10.0%
Independents channel(1)	$631	$675	(6.5)%
Other channel(1)	$418	$446	(6.3)%
Net Loss	$(31)	$(342)
Adjusted EBITDA(2)	$131	$143
Net Loss Per Diluted Share (EPS)	$(0.57)	$(6.72)
Adjusted Earnings Per Diluted Share (EPS)(2)	$0.32	$0.44

(1)
During the first quarter of fiscal 2020, the presentation of net sales by customer channel was adjusted to reflect reclassification of customer types resulting from management’s determination that a customer serviced by both Supervalu and legacy UNFI should be classified as a Supermarket customer given that customer’s operations. During the second quarter of fiscal 2020, the presentation of net sales by customer channel was adjusted to reflect conventional military sales within Other instead of Independents based on management’s determination to better reflect the focus of its ongoing business and the definition of customer channels. There was no impact to the Condensed Consolidated Statements of Income as a result of the reclassification of customer types. As a result of these adjustments, net sales to the Company’s Supermarkets channel for the second quarter of fiscal 2019 increased approximately $26 million compared to the previously reported amounts, while net sales to the Other channel for the second quarter of fiscal 2019 increased $109 million compared to previously reported amounts. Net sales to the Company’s Independents channel for the second quarter of fiscal 2019 decreased $135 million compared to the previously reported amounts. In addition, net sales to the Company’s Other channel for the first quarter of fiscal 2020 increased $90 million compared to the previously reported amounts, with an offsetting elimination to the Independents channel.

(2)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Second Quarter Fiscal 2020 Summary

Net sales from continuing operations benefited from continued growth in our Supernatural channel, which was offset by sales declines in other customer channels.

Gross margin for the second quarter of fiscal 2020 was 12.63% of net sales compared to 12.39% of net sales for the second quarter of fiscal 2019, which included an $8.6 million, or 0.14% of net sales, inventory fair value adjustment related to the Supervalu acquisition. When excluding this charge, gross margin in the second quarter of fiscal 2019 was 12.53% of net sales. The increase in gross margin rate was primarily driven by lower inbound freight expense. Included in gross margin for the second quarter of fiscal 2020 was inventory shrink expense of approximately $4.2 million, or 0.07% of net sales, associated with customer bankruptcies.

Operating expenses in the second quarter of fiscal 2020 were $750.8 million, or 12.23% of net sales, compared to $751.9 million, also 12.23% of net sales, for the second quarter of fiscal 2019. Operating expenses in the second quarter of fiscal 2020 and fiscal 2019, as a percent of net sales, were approximately equal as cost savings in the second quarter of fiscal 2020 were offset by approximately $28.9 million, or 0.47% of net sales, of bad debt expense associated with customer bankruptcies.

Restructuring, acquisition and integration related expenses in the second quarter of fiscal 2020 were $29.7 million, including costs and charges related to the disposal of existing retail and surplus real estate, distribution network consolidation, and employee-related costs, compared to $47.1 million in the second quarter of fiscal 2019.

Operating (loss) income in the second quarter of fiscal 2020 was $(5.1) million and included expense of $33.1 million associated with customer bankruptcies and $29.7 million of restructuring, acquisition and integration related expenses. When excluding the restructuring, acquisition and integration expenses, operating income in the second quarter of fiscal 2020 was $24.6 million, or 0.40% of net sales. Operating loss in the second quarter of fiscal 2019 was $(408.1) million and included a goodwill impairment charge of $370.9 million, restructuring, acquisition, and integration related expenses of $47.1 million, and a fair value inventory adjustment charge associated with the purchase of SUPERVALU of $8.6 million. When excluding these items, operating income for the second quarter of fiscal 2019 was $18.5 million, or 0.30% of net sales. The increase in adjusted operating income, as a percent of net sales, was driven by higher gross margins.

Interest expense, net for the second quarter of fiscal 2020 was $48.6 million. Interest expense, net for the second quarter of fiscal 2019 was $58.7 million and included expense of $2.5 million related to interest on the then-outstanding SUPERVALU senior notes and $1.0 million of unamortized debt issuance costs for certain term loan prepayments made in the second quarter of fiscal 2019 with asset sale proceeds. When excluding these amounts, interest expense, net was $55.2 million in the second quarter of fiscal 2019. The decrease in interest expense, net was driven by lower amounts of outstanding debt and lower average interest rates.

Effective tax rate for continuing operations for the second quarter of fiscal 2020 was a benefit of 35.5% compared to a benefit of 20.2% for the second quarter of fiscal 2019. The second quarter effective tax rate for both fiscal years reflects a tax benefit based on consolidated pre-tax loss from continuing operations. The change in the effective tax rate for the quarter was primarily driven by a tax benefit on the goodwill impairment charge in the second quarter of fiscal 2019 which did not recur in the second quarter of fiscal 2020.

Net loss for the second quarter of fiscal 2020 was $(30.7) million compared to $(341.7) million for the second quarter of fiscal 2019. The second quarter of fiscal 2019 included a $370.9 million pre-tax goodwill impairment charge as well as $17.4 million in additional restructuring, acquisition and integration related expenses compared to the second quarter of fiscal 2020.

Net (loss) income per diluted share (EPS) was $(0.57) for the second quarter of fiscal 2020 compared to $(6.72) for the second quarter of fiscal 2019. Adjusted EPS was $0.32 for the second quarter of fiscal 2020 compared to adjusted EPS of $0.44 in the second quarter of fiscal 2019, reflecting customer bankruptcy charges and lower net income from discontinued operations in the second quarter of fiscal 2020. The income tax rate used for adjusted EPS represents a forecasted rate for the full year. Beginning in fiscal 2020, in calculating adjusted EPS, the Company uses an adjusted effective tax rate. See footnotes in the reconciliation tables below for more information.

Adjusted EBITDA for the second quarter of fiscal 2020 was $131.1 million compared to $142.6 million for the second quarter of fiscal 2019. Adjusted EBITDA for the second quarter of fiscal 2020 included expense of $33.1 million associated with customer bankruptcies.

Total Outstanding Debt, net of cash, decreased $149 million in the second quarter of fiscal 2020 (compared to the first quarter of fiscal 2020) driven by an expected decrease in net working capital following the holiday selling period.

Fiscal 2020 Outlook (1)

Fiscal 2020 guidance for net sales is unchanged from previously provided guidance. Fiscal 2020 guidance for Net Loss, EPS, Adjusted EPS and Adjusted EBITDA has been changed to reflect charges taken in the second quarter associated with customer bankruptcy filings.

Fiscal Year Ending August 1, 2020
Net Sales ($ in billions)	$23.5 - $24.3
Net Loss ($ in millions)	$(395) - $(363)
Loss Per Share (EPS)	$(7.39) - $(6.79)
Adjusted Earnings Per Diluted Share (EPS) (2) (3)	$0.85 - $1.45
Adjusted EBITDA(3) ($ in millions)	$520 - $560

(1)
The outlook provided above is for fiscal 2020. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control.  See cautionary language below.

(2)
Beginning with periods ending after August 3, 2019, the Company is using an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate will be calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.

(3)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast
The Company’s second quarter fiscal 2020 conference call and audio webcast will be held today, Wednesday, March 11, 2020 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the period ended August 3, 2019 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2019 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the potential for additional asset impairment charges; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company’s sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the potential for disruptions in the Company’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share, and adjusted effective tax rate. The measure adjusted earnings per diluted common share excludes goodwill and asset impairment charges, restructuring, acquisition, and integration related expenses, pension settlement charges, note receivable charges, surplus property depreciation and interest, loss on debt extinguishment and interest on SUPERVALU’s senior notes during their mandatory redemption period, inventory fair value adjustment expense related to the acquisition of SUPERVALU, a legal reserve adjustment, discontinued operations store closures and other charges, net, the impact of diluted shares and the tax impact of adjustments, which tax impact for fiscal 2020 is calculated using the adjusted effective tax rate. The non-GAAP measure adjusted EBITDA is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus non-GAAP adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, goodwill and asset impairment charges, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations outlined above. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09).

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends, and is a meaningful indication of its actual and estimated operating performance. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2020 fiscal year to the comparable periods in the 2019 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019
Net sales	$6,137,604	$6,149,206	$12,157,189	$9,017,362
Cost of sales	5,362,144	5,387,423	10,610,687	7,843,248
Gross profit	775,460	761,783	1,546,502	1,174,114
Operating expenses	750,845	751,922	1,526,259	1,115,087
Goodwill and asset impairment charges	—	370,871	425,405	370,871
Restructuring, acquisition and integration related expenses	29,686	47,125	43,936	115,129
Operating loss	(5,071)	(408,135)	(449,098)	(426,973)
Other expense (income):
Net periodic benefit income, excluding service cost	(3,277)	(10,906)	(14,661)	(11,750)
Interest expense, net	48,621	58,707	98,139	66,232
Other, net	(520)	(824)	(566)	(727)
Total other expense, net	44,824	46,977	82,912	53,755
Loss from continuing operations before income taxes	(49,895)	(455,112)	(532,010)	(480,728)
Benefit for income taxes	(17,728)	(91,809)	(91,481)	(96,064)
Net loss from continuing operations	(32,167)	(363,303)	(440,529)	(384,664)
Income from discontinued operations, net of tax	2,107	21,407	27,061	23,477
Net loss including noncontrolling interests	(30,060)	(341,896)	(413,468)	(361,187)
Less net (income) loss attributable to noncontrolling interests	(650)	171	(1,169)	168
Net loss attributable to United Natural Foods, Inc.	$(30,710)	$(341,725)	$(414,637)	$(361,019)

Basic (loss) earnings per share:
Continuing operations	$(0.60)	$(7.15)	$(8.25)	$(7.59)
Discontinued operations	$0.03	$0.42	$0.49	$0.46
Basic loss per share	$(0.57)	$(6.72)	$(7.77)	$(7.12)
Diluted (loss) earnings per share:
Continuing operations	$(0.60)	$(7.15)	$(8.25)	$(7.59)
Discontinued operations	$0.03	$0.42	$0.48	$0.46
Diluted loss per share	$(0.57)	$(6.72)	$(7.77)	$(7.12)
Weighted average shares outstanding:
Basic	53,523	50,815	53,368	50,699
Diluted	53,523	50,815	53,368	50,699

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	February 1, 2020	August 3, 2019
ASSETS
Cash and cash equivalents	$40,064	$42,350
Accounts receivable, net	1,074,941	1,065,699
Inventories	2,134,905	2,089,416
Prepaid expenses and other current assets	224,174	226,727
Current assets of discontinued operations	145,369	143,729
Total current assets	3,619,453	3,567,921
Property and equipment, net	1,470,704	1,639,259
Operating lease assets	1,061,946	—
Goodwill	19,734	442,256
Intangible assets, net	978,170	1,041,058
Deferred income taxes	96,044	31,087
Other assets	108,470	107,319
Long-term assets of discontinued operations	327,905	352,065
Total assets	$7,682,426	$7,180,965
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,462,843	$1,476,857
Accrued expenses and other current liabilities	245,800	249,426
Accrued compensation and benefits	164,112	148,296
Current portion of operating lease liabilities	131,315	—
Current portion of long-term debt and finance lease liabilities	32,218	112,103
Current liabilities of discontinued operations	122,761	122,265
Total current liabilities	2,159,049	2,108,947
Long-term debt	2,917,131	2,819,050
Long-term operating lease liabilities	967,933	—
Long-term finance lease liabilities	56,799	108,208
Pension and other postretirement benefit obligations	205,651	237,266
Deferred income taxes	1,041	1,042
Other long-term liabilities	275,082	393,595
Long-term liabilities of discontinued operations	646	1,923
Total liabilities	6,583,332	5,670,031
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 54,175 shares issued and 53,560 shares outstanding at February 1, 2020; 53,501 shares issued and 52,886 shares outstanding at August 3, 2019	542	535
Additional paid-in capital	535,900	530,801
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(108,420)	(108,953)
Retained earnings	698,269	1,115,519
Total United Natural Foods, Inc. stockholders’ equity	1,102,060	1,513,671
Noncontrolling interests	(2,966)	(2,737)
Total stockholders' equity	1,099,094	1,510,934
Total liabilities and stockholders’ equity	$7,682,426	$7,180,965

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	26-Week Period Ended
(In thousands)	February 1, 2020	January 26, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interests	$(413,468)	$(361,187)
Income from discontinued operations, net of tax	27,061	23,477
Net loss from continuing operations	(440,529)	(384,664)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	144,360	97,993
Share-based compensation	3,951	14,511
Loss (gain) on disposition of assets	1,269	(60)
Closed property and other restructuring charges	16,907	20,701
Goodwill and asset impairment charges	425,405	370,871
Net pension and other postretirement benefit income	(14,633)	(11,750)
Deferred income tax benefit	(60,260)	(65,605)
LIFO charge	12,943	6,265
Provision for doubtful accounts	45,503	7,958
Loss on debt extinguishment	73	2,117
Non-cash interest expense	7,393	4,298
Changes in operating assets and liabilities, net of acquired businesses	(151,247)	(62,679)
Net cash used in operating activities of continuing operations	(8,865)	(44)
Net cash provided by operating activities of discontinued operations	47,947	25,910
Net cash provided by operating activities	39,082	25,866
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(84,627)	(80,137)
Purchases of acquired businesses, net of cash acquired	—	(2,281,934)
Proceeds from dispositions of assets	11,737	168,274
Payments for long-term investment	(162)	(110)
Payments of company owned life insurance premiums	(1,310)	—
Other	—	363
Net cash used in investing activities of continuing operations	(74,362)	(2,193,544)
Net cash provided by investing activities of discontinued operations	16,677	44,263
Net cash used in investing activities	(57,685)	(2,149,281)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	2,050	1,905,000
Proceeds from borrowings under revolving credit line	2,269,989	2,698,604
Repayments of borrowings under revolving credit line	(2,162,821)	(1,666,600)
Repayments of long-term debt and finance leases	(93,326)	(713,366)
Proceeds from the issuance of common stock and exercise of stock options	2,027	118
Payment of employee restricted stock tax withholdings	(872)	(3,141)
Payments for debt issuance costs	—	(64,519)
Net cash provided by financing activities of continuing operations	17,047	2,156,096
Net cash used in financing activities of discontinued operations	(1,398)	(254)
Net cash provided by financing activities	15,649	2,155,842
EFFECT OF EXCHANGE RATE CHANGES ON CASH	19	(1,868)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,935)	30,559
Cash and cash equivalents, at beginning of period	45,263	23,315
Cash and cash equivalents at end of period	42,328	53,874
Less: cash and cash equivalents of discontinued operations	(2,264)	(4,359)
Cash and cash equivalents	$40,064	$49,515
Supplemental disclosures of cash flow information:
Cash paid for interest	$94,010	$66,016
Cash (refunds) payments for federal and state income taxes, net	$(24,376)	$13,449

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net loss per Diluted Common Share to Adjusted Net income per Diluted Common Share (unaudited)

	13-Week Period Ended			26-Week Period Ended
	February 1, 2020	January 26, 2019		February 1, 2020	January 26, 2019
Net loss attributable to UNFI per diluted common share	$(0.57)	$(6.72)		$(7.77)	$(7.12)
Goodwill and asset impairment charges(1)	—	7.30		7.97	7.32
Restructuring, acquisition and integration related expenses(2)	0.55	0.93		0.82	2.27
Pension settlement charge(3)	0.19	—		0.19	—
Surplus property depreciation and interest expense(4)	0.04	—		0.12	—
Note receivable charges(5)	—	—		0.23	—
Loss on debt extinguishment(6)	—	0.02		—	0.04
Interest expense on senior notes(7)	—	0.05		—	0.06
Inventory fair value adjustment(8)	—	0.17		—	0.21
Legal (settlement income) reserve charge(9)	(0.01)	—		0.02	—
Discontinued operations store closures and other charges, net(10)	0.58	0.25		0.60	0.24
Tax impact of adjustments and adjusted effective tax rate(11)	(0.46)	(1.54)		(1.73)	(1.97)
Impact of diluted shares(12)	—	—		—	(0.01)
Adjusted net income per diluted common share(11)	$0.32	$0.44	*	$0.45	$1.04
* Includes rounding

(1)
Fiscal 2020 year-to-date reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge. Fiscal 2019 year-to-date reflects a goodwill impairment charge attributable to the SUPERVALU acquisition.

(2)
Fiscal 2020 year-to-date primarily reflects integration charges, closed property reserve charges and administrative and operational restructuring costs. Fiscal 2019 year-to-date primarily reflects expenses resulting from the acquisition of SUPERVALU and acquisition and integration expenses, including employee-related costs.

(3)	Reflects a non-cash pension settlement charge associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.

(4)
Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.

(5)	Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.

(6)
Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company’s term loan, which was in place prior to the acquisition of SUPERVALU.

(7)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period.

(8)	Reflects a non-cash charge related to the step-up in inventory values as part of purchase accounting.

(9)	Reflects income received to settle a legal proceeding, a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings.

(10)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

(11)
Represents the tax effect of the pre-tax adjustments and beginning in the first quarter of fiscal 2020 an adjustment to utilize an adjusted effective tax rate to calculate Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. For the second quarter of fiscal 2020 and fiscal 2020 year-to-date, the use of the effective tax rate methodology used in fiscal 2019 to calculate Adjusted EPS would have resulted in the tax impact of adjustments being ($0.54) and ($1.82) per diluted share, respectively, and Adjusted EPS of $0.24 and $0.36, respectively. If the Company had utilized an adjusted effective tax rate in calculating Adjusted EPS in the second quarter of fiscal 2019 and fiscal 2019 year-to-date, the tax impact of adjustments using the adjusted effective tax rate would have been ($1.78) and ($2.13) per diluted share, respectively, and Adjusted EPS would have been $0.20 and $0.88 per diluted share, respectively.

(12)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Reconciliation of Net loss from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in thousands)	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019
Net loss from continuing operations	$(32,167)	$(363,303)	$(440,529)	$(384,664)
Adjustments to continuing operations net loss:
Total other expense, net	44,824	46,977	82,912	53,755
Benefit for income taxes	(17,728)	(91,809)	(91,481)	(96,064)
Depreciation and amortization	69,219	73,200	144,360	97,993
Share-based compensation	4,880	10,423	8,552	18,512
Restructuring, acquisition and integration related expenses	29,686	47,125	43,936	115,129
Goodwill and asset impairment charges	—	370,871	425,405	370,871
Note receivable charges	—	—	12,516	—
Inventory fair value adjustment	—	8,644	—	10,463
Legal (settlement income) reserve charge	(654)	—	1,196	—
Adjusted EBITDA of discontinued operations(1)(2)	33,050	40,446	65,937	42,772
Adjusted EBITDA	$131,110	$142,574	$252,804	$228,767

Income from discontinued operations, net of tax(1)(2)	$2,107	$21,407	$27,061	$23,477
Adjustments to discontinued operations net income:
Less net income attributable to noncontrolling interests	(650)	171	(1,169)	168
Total other expense, net	41	(339)	(1,050)	(588)
Provision for income taxes	286	5,239	8,376	5,987
Other expense	—	378	—	238
Share-based compensation	253	532	506	532
Restructuring, store closure and other charges, net(3)	31,013	13,058	32,213	12,958
Adjusted EBITDA of discontinued operations(1)(2)	$33,050	$40,446	$65,937	$42,772

(1)
In the third quarter of fiscal 2019, UNFI expanded its GAAP reconciliations to provide additional supplemental information regarding its adjustments within discontinued operations to arrive at the consolidated measure of Adjusted EBITDA. Previously, these line items were presented together as Net (loss) income attributable to United Natural Foods, Inc. These lines have been separated to provide for a separate presentation of the adjustments included within Adjusted EBITDA related to discontinued operations. This additional information had no impact on the previously presented calculation and definition of Adjusted EBITDA. For additional information regarding our discontinued operations, refer to UNFI’s Annual Report on Form 10-K for the year ended August 3, 2019.

(2)
Adjusted EBITDA of discontinued operations excludes rent expense of $11.0 million and $12.4 million in the second quarters of fiscal 2020 and 2019, respectively, and $23.5 million and $13.3 million in fiscal 2020 and 2019 year-to-date, respectively, of operating lease rent expense related to stores within discontinued operations, but for which GAAP requires the expense to be included within continuing operations, as we expect to remain primarily obligated under these leases. Due to these GAAP requirements to show rent expense, along with other administrative expenses of discontinued operations within continuing operations, UNFI believes the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of total performance.

(3)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

Reconciliation of 2020 Guidance for Estimated Net Loss per diluted Common Share to
Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending August 1, 2020
	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc. per diluted common share	$(7.39)		$(6.79)
Goodwill and asset impairment charges		7.97
Restructuring, acquisition and integration related costs		0.97
Note receivable charges		0.23
Pension settlement charge		0.19
Surplus property depreciation and interest expense		0.20
Legal settlement income, reserve charge		0.02
Discontinued operations store closures and other charges, net		0.62
Tax impact of adjustments and adjusted effective tax rate(1)		(1.96)
Adjusted net income per diluted common share(2)(3)	$0.85		$1.45

(1)	The impact of the adjusted effective tax rate represents approximately $(0.20) of the $(1.96).

(2)	Fiscal year ending August 1, 2020 Adjusted net income per diluted common share includes results reflected in our discontinued operations related to a full year of operations of Cub Foods.

(3)
The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2020 Guidance for Net loss Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending August 1, 2020
(in thousands)	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(395,000)		$(363,000)
Benefit for income taxes	(81,000)		(73,000)
Goodwill and asset impairment charges		425,000
Restructuring, acquisition and integration related costs(1)		52,000
Note receivable charges		13,000
Pension settlement charge		10,000
Closed property depreciation and interest expense		10,000
Legal settlement income, reserve charge		2,000
Discontinued operations store closures and other charges, net		33,000
Net interest expense		191,000
Other (income) expense, net		(2,000)
Depreciation and amortization		278,000
Share-based compensation		33,000
Net periodic benefit income, excluding service costs		(49,000)
Adjusted EBITDA(2)	$520,000		$560,000

(1)	Excludes potential future costs and charges associated with divestitures of retail banners.

(2)	Fiscal year ending August 1, 2020 Adjusted EBITDA includes results reflected in our Discontinued Operations related to a full year of operations of Cub Foods.

Reconciliation of Estimated 2020 and Actual 2020 U.S. GAAP Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Estimated Fiscal 2020	Actual Fiscal 2019
U.S. GAAP Effective Tax Rate	16%	18%
Discrete quarterly recognition of GAAP items(1)	2%	(2)%
Tax impact of other charges and adjustments(2)	(6)%	—%
Changes in valuation allowances(3)	5%	—%
Impact of Goodwill Impairment	9%	11%
Other(4)	3%	—%
Adjusted Effective Tax Rate	29%	27%
Note: As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate for actual results.

(1)	Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year audit adjustments.

(2)	Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating adjusted earnings per share.

(3)	Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.

(4)
Tax impacts related to full-year forecasted tax opportunities and related costs. The Company establishes an estimated Adjusted Effective Tax Rate at the beginning of the fiscal year based on the best available information. The Company will re-evaluate its estimated Adjusted Effective Tax Rate as appropriate throughout the year and adjust for any material changes. The actual Adjusted Effective Tax Rate at the end of the fiscal year will be based on actual results and may differ from the estimated Adjusted Effective Tax Rate used during the year.